EXHIBIT 21.1
SUBSIDIARIES
Darwin Social Marketing Inc. (Canada)
Turnstyle Analytics Inc. (Canada)
Yelp GmbH (Germany)
Yelp Ireland Holding Company Limited (Ireland)
Yelp Ireland Limited (Ireland)
Yelp UK Ltd. (England and Wales)